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 Exhibit A-2

RETAINED EARNINGS ANALYSIS OF PACIFICORP DETAILING GROSS EARNINGS, GOODWILL AMORTIZATION, DIVIDENDS PAID AND RESULTING CAPITAL
BALANCES AT SEPTEMBER 30, 2001($MM)


                                                 ($ in millions)

Retained earnings at September 30, 2001              $622
Net loss for the year                                 (88)
Goodwill amortization                                   0
Dividends declared - common                          (390)
Dividends declared - preferred                        (15)
                                                      ----

Retained earnings at September 30, 2001               $129
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